CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2015, relating to the financial statements and financial highlights which appears in the September 30, 2015 Annual Report to Shareholders of the AllianzGI Behavioral Advantage Large Cap Fund (the “Predecessor Fund”), a series of the Allianz Multi-Strategy Trust, which is also incorporated by reference into the Registration Statement of Fuller & Thaler Behavioral Core Equity Fund (the “Successor Fund”), a series of Capitol Series Trust. We also consent to the reference to us under the heading “Financial Highlights” and “Financial Statements” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

New York, New York

January 27, 2016